Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER ENDED AND SIX MONTHS ENDED DECEMBER 31, 2011

SAN DIEGO, California, January 26, 2012 – ResMed Inc. (NYSE: RMD) today announced record revenue and income for the quarter ended December 31, 2011. Revenue for the quarter ended December 31, 2011 was $332.7 million, a 9% increase (also a 9% increase on a constant currency basis) over the quarter ended December 31, 2010. For the quarter ended December 31, 2011, net income was $62.9 million, an increase of 8%, compared to the quarter ended December 31, 2010. Diluted earnings per share for the quarter ended December 31, 2011 were $0.42, an increase of 14% compared to the quarter ended December 31, 2010.

SG&A expenses were $100.6 million for the quarter ended December 31, 2011, an increase of $9.0 million, or 10% (a 9% increase on a constant currency basis) over the quarter ended December 31, 2010. The increase in SG&A was primarily due to expenses necessary to support sales growth. SG&A costs were 30% of revenue in the quarter ended December 31, 2011, compared to 30% in the quarter ended December 31, 2010.

R&D expenses were $27.2 million for the quarter ended December 31, 2011, or 8% of revenue. R&D expenses increased by 24% (a 21% increase on a constant currency basis) compared to the quarter ended December 31, 2010.

The company amortized acquired intangibles of $3.7 million ($2.7 million, net of tax) during the quarter ended December 31, 2011. Stock-based compensation costs incurred during the quarter ended December 31, 2011 of $7.4 million ($5.8 million, net of tax) consisted of expenses associated with stock options, restricted stock units, and our employee stock purchase plan.

For the six months ended December 31, 2011, revenue was $647.5 million, an increase of 10% over the six months ended December 31, 2010 (an 8% increase on a constant currency basis). For the six months ended December 31, 2011, net income was $113.4 million, a decrease of 2%, compared to the six months ended December 31, 2010. Diluted earnings per share for the six months ended December 31, 2011 were $0.75 per diluted share, an increase of 3% compared to the six months ended December 31, 2010.

Inventory, at $184.4 million, decreased by $16.4 million compared to June 30, 2011. Accounts receivable days sales outstanding, at 63 days, decreased by 6 days compared to June 30, 2011.

Peter C. Farrell Ph.D, chairman and chief executive officer, commented, “On a regional basis, revenue in the Americas increased by 12% to $182.5 million over the prior year’s quarter. Revenue outside the Americas was $150.2 million, an increase of 5% over the prior year’s quarter, on both a GAAP and constant currency basis. Our global operating profit for the December quarter was $67.3 million and cash flow from operations was a record $110.6 million, demonstrating excellent operating performance. During the quarter, we also repurchased 4.1 million shares, at a cost of $110.5 million, as part of our ongoing capital management program.

“Focusing on product lines, global mask growth remains exceptionally strong as the market continues to reward us for having what we consider are the best patient interfaces in the industry, while initiatives for replenishment of masks and accessories provide additional opportunities for growth. We were pleased to see America’s flow generator sales return to positive growth of 4% this quarter, compared to fiscal year 2011, reflecting continued demand for our S9 line of flow generators in the market. The S9 VPAP™ Adapt sold especially well in the U.S., completing its first six months on the market and the S9 range of bilevel devices continues to gain back share in the U.S., reflecting the enhanced value the S9 platform brings to both patients and physicians. We are also continuing to focus our efforts on our five strategic imperatives, particularly regarding the positive impact which treating sleep-disordered breathing/obstructive sleep apnea has on cardiovascular and cerebrovascular disease, type 2 diabetes and occupational health and safety. In addition, we are working with the anesthesiology community to help reduce the potential for peri-operative deaths due to undiagnosed sleep-disordered breathing in patients undergoing surgical procedures. We continue to provide research funding in these strategic areas while at the same time providing educational support to physicians working within these various specialties.”

About ResMed

ResMed is a global leader in the development, manufacturing and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, with a focus on sleep-disordered breathing. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s website at www.resmed.com or by dialing 617-614-3672 (domestic) or +1 617-614-3672 (international) and entering conference pass code no. 92354908. Please allow extra time prior to the call to visit the website and download the streaming media player (Windows Media Player) required to listen to the internet broadcast. The online archive of the broadcast will be available approximately 30 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing 617-801-6888 (domestic) and +1 617-801-6888 (international) and entering conference I.D. No. 23854403.

Further information can be obtained by contacting Constance Bienfait at ResMed Inc., San Diego, at (858) 836-5971; Brett Sandercock at ResMed Limited, Sydney, at (+612) 8884-2090; or by visiting the Company’s multilingual website at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s website.

- More -

RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Net revenue	$332,738	$305,986	$647,513	$587,998
Cost of sales	134,023	119,987	263,743	228,045

Gross profit	198,715	185,999	383,770	359,953

Operating expenses:
Selling, general and administrative	100,552	91,581	194,755	176,371
Research and development	27,218	21,972	53,424	41,712
Amortization of acquired intangible assets	3,691	2,573	7,462	4,604
Donation to Foundation	—	—	—	1,000

Total operating expenses	131,461	116,126	255,641	223,687

Income from operations	67,254	69,873	128,129	136,266

Other income (expenses), net:
Interest income (expense), net	7,181	6,005	14,103	11,102
Other, net	8,496	3,043	7,196	8,106

Total other income (expenses), net	15,677	9,048	21,299	19,208

Income before income taxes	82,931	78,921	149,428	155,474
Income taxes	20,059	20,465	36,038	40,310

Net income	$62,872	$58,456	$113,390	$115,164

Basic earnings per share	$0.43	$0.38	$0.76	$0.76
Diluted earnings per share	$0.42	$0.37	$0.75	$0.73
Basic shares outstanding	146,369	152,420	148,368	152,006
Diluted shares outstanding	149,515	157,593	151,835	157,276

- More -

RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In US$ thousands)

	December 31, 2011	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$723,233	$735,267
Accounts receivable, net	238,764	274,352
Inventories	184,420	200,777
Prepayments, deferred income taxes and other current assets	100,350	82,056

Total current assets	1,246,767	1,292,452

Property, plant and equipment, net	441,000	462,107
Goodwill	261,109	235,487
Other intangibles	61,645	47,911
Deferred income taxes and other non-current assets	30,957	30,965

Total non-current assets	794,711	776,470

Total assets	$2,041,478	$2,068,922

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	45,763	55,194
Accrued expenses	112,286	103,787
Deferred revenue	41,840	45,125
Income taxes payable	26,444	3,931
Deferred income taxes	574	640
Current portion of long-term debt	1,450	163

Total current liabilities	228,357	208,840

Non-current liabilities:
Deferred income taxes	7,921	8,051
Deferred revenue	15,755	17,237
Income taxes payable	3,370	4,057
Non-current portion of long-term debt	225,000	100,000

Total non-current liabilities	252,046	129,345

Total liabilities	480,403	338,185

Stockholders’ Equity:
Common stock	579	607
Additional paid-in capital	834,179	798,461
Retained earnings	1,225,252	1,111,862
Treasury stock	(739,812)	(504,625)
Accumulated other comprehensive income	240,877	324,432

Total stockholders’ equity	1,561,075	1,730,737

Total liabilities and stockholders’ equity	$2,041,478	$2,068,922

- End -